Supplement dated July 1, 2024, to the Prospectus Dated Sept. 26, 2022
Product Name	Prospectus Form #
RiverSource® Structured SolutionsSM annuity	PRO 9103_12_A01 (9/22)
The information in this Supplement modifies certain information contained in the above referenced prospectus (the “Prospectus”) issued by RiverSource Life insurance Company for contracts with issue dates on or after July 1, 2024.
Please read it carefully and keep it with your Prospectus for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus.
For contracts issued on or after July 1, 2024, and in accordance with National Association of Insurance Commissioners Actuarial Guideline LIV, We will waive the application of the prorated contingent yield (Contingent Yield Indexed Accounts only) and the prorated cap (other applicable Indexed Accounts) in the Segment Value calculation as described In the “Indexed Account(s) Value – Segment Value after the Segment start date and before the Segment Maturity Date” section of the prospectus.
I. The following amends and replaces the corresponding section in “Incorporation of Certain Documents by Reference”:
Incorporation of Certain Documents by Reference
The SEC allows Us to “incorporate by reference” the information We have filed with the SEC. This means that We can disclose important information to You without actually including the specific information in this prospectus by referring You to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that We later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference RiverSource Life Insurance Company’s annual report on Form 10-K for the year ended Dec. 31, 2023 as filed with the SEC on Feb. 22, 2024, File No. 033-28976 and quarterly report on Form 10-Q for the quarter ended March 31, 2024 as filed with the SEC on May 6, 2024 in accordance with the Securities Exchange Act of 1934, as amended and any filings We make with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act (excluding information deemed to be furnished and not filed with the SEC) after the effective date of this registration statement, until all offerings under the registration statement of which this prospectus forms a part are completed or terminated. The annual report contains additional information about RiverSource Life Insurance Company, including audited financial statements for the latest fiscal year.
RiverSource Life will furnish You without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of Your written or oral request. You can contact RiverSource Life at the telephone number and address listed on the first page of the prospectus.
THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.
 SUP9103-0003_(07/24)